SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



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                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (AMENDMENT NO. 1) (1)


                                 Unidigital Inc.
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                                (Name of Issuer)


                          Common Stock, $.01 par value
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                         (Title of Class of Securities)


                                   904669 10 8
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                                 (CUSIP Number)



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     (1) The  remainder  of this cover page shall be filled out for a  reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------------                 ---------------------------
     CUSIP No. 904669 10 8                13G            Page 2 of 5 Pages
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  1.    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Anthony Manser
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  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|
                                                                (b)|_|
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  3.    SEC USE ONLY
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  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

             U.K.
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    NUMBER OF
      SHARES        5.   SOLE VOTING POWER                  167,060
                    ------------------------------------------------------------
   BENEFICIALLY
     OWNED BY       6.   SHARED VOTING POWER                N/A
                    ------------------------------------------------------------
       EACH
    REPORTING       7.   SOLE DISPOSITIVE POWER             167,060
                    ------------------------------------------------------------
   PERSON WITH      8.   SHARED DISPOSITIVE POWER           N/A
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  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                            167,060
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 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                         |_|
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 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9     5.2%
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 12.    TYPE OF REPORTING PERSON*                           IN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).     NAME OF ISSUER:

               The issuer of the securities to which this statement relates is Unidigital Inc., a Delaware corporation.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               The issuer's principal executive offices are located at 545 West 45th Street, New York, New York 10036.

ITEM 2(a).     NAME OF PERSON FILING:

               The person filing is Anthony Manser.

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               The principal business office is Unidigital Inc., 545 West 45th Street, New York, New York 10036.

ITEM 2(c).     CITIZENSHIP:

               The citizenship is U.K.

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               The title of the class of securities is common stock, $0.01 par value.

ITEM 2(e).     CUSIP NUMBER:

               The CUSIP number is 904669 10 8.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

               The filing categories available pursuant to Rule 13d-2(b) are not applicable to Anthony Manser.

ITEM 4.        OWNERSHIP.

               (a) The number of shares beneficially owned by Anthony Manser is 167,060, which includes 13,333 shares subject to options.

               (b)  The percent of the class held by Anthony Manser is 5.2%.

               (c)  (i) Anthony  Manser has sole power to vote or to direct the vote of 167,060 shares, assuming the exercise of the options.

                   (ii) The shared power to vote or to direct the vote of shares is not applicable.

                  (iii) Anthony  Manser  has sole power to dispose or to direct
                        the  disposition  of  167,060   shares,   assuming  the
                        exercise  of  the  options.

                   (iv) The shared power to dispose or to direct the disposition of shares is not applicable.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               The ownership of five percent or less of a class is not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               The ownership of more than five percent on behalf of another person is not applicable.

ITEM 7.        IDENTIFICATION   AND   CLASSIFICATION  OF  THE  SUBSIDIARY  WHICH
               ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               The identification and classification of the subsidiary which acquired the security being reported on by the parent holding company is not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               The identification and classification of members of the group is not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               The notice of dissolution of a group is not applicable.

ITEM 10.       CERTIFICATION.

               The certification regarding Rule 13d-1(b) is not applicable.

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 29, 1998                                  /s/ Anthony Manser
                                                  ----------------------------
                                                  Anthony Manser (Stockholder)


     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     NOTE. Six copies of this statement, including all exhibits, should be filed with the Commission.

     ATTENTION. Intentional misstatements or omissions of fact constitute Federal criminal violations. (See 18 U.S.C. 1001.)